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                                                                    EXHIBIT 99.1


       (IXC-COMMUNICATIONS)(IIXC) IXC Comments on Fourth Quarter Outlook

     Business, High-Tech and Telecommunications Editors

     AUSTIN, Texas--(BUSINESS WIRE)--Nov. 18, 1998--In light of recent market activity, IXC Communications Inc. (NASDAQ:IIXC) is providing an outlook on its expectations for fourth quarter 1998 operating results.

     Although the Company expects continued revenue growth in the fourth quarter, it also expects that its EBITDA will be adversely affected by a number of items. First, the Company will increase SG&A expense to support further growth in its expanding retail and Internet businesses by an additional $3 million above its prior expectations. Secondly, the Company is increasing its reserves by approximately $6 million for bad debts and customer disputes. Third, expected private line revenues will be adversely affected due to the conversion of an existing private line contract into a 10-year IRU contract. The Company had previously expected that $5 million of termination charges relating to this conversion would have been recorded in the fourth quarter, but has subsequently determined to amortize the charges over the 10-year term of the new IRU agreement. Although fourth quarter EBITDA will fall short of analysts' expectations, the Company expects that it should not decline below EBITDA in the third quarter (excluding non-recurring revenue/EBITDA from the fiber sale recorded in the third quarter). The Company expects its growth to continue in the fourth quarter, 1998 and in 1999.

     IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having completed the first new coast-to-coast fiber optic network in the United States in more than a decade, IXC Communications Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is at www.ixc-comm.com.

     Certain of the above statements set forth management's expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements due to unavoidable construction delays, increases in expenses and other factors. Additional information on factors that may affect the business and financial results of IXC can be found in IXC's filings with the Securities and Exchange Commission.

     --30--sc/sa*

     CONTACT: IXC Communications Inc., Austin
              Media Contact:
              Melissa Jackson, 512/231-5247

              mjackson@ixc-comm.com
               or
              Investor Contact:
              Greta Wiechman, 888/267-9478
              gwiechman@ixc-comm.com